Exhibit 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603

IRWIN FINANCIAL CORPORATION ANNOUNCES
PRELIMINARY RESULTS FOR THIRD QUARTER 2007

  Significant Credit Reserves Required in Response to Housing and Mortgage Market Conditions
  Continuing Operations Expected to be Near Breakeven
  Discontinued Mortgage Operations Likely to Drive Consolidated Loss of $15 to $20 Million
  Commercial Segment Results and Credit Quality Expected to be Largely Unchanged from Second Quarter 2007

(Columbus, IN, October 19, 2007) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced, subject to finalization of results, that it expects to report approximately breakeven results from Continuing Operations and a loss of $15 to $20 million from Discontinued Operations for the third quarter of 2007. These results reflect continued weakening and uncertainty in the housing and mortgage markets.

"The sustained disruptions in the housing and mortgage markets during the third quarter have created a more difficult environment than we expected in which to wind-down our Discontinued Operations and to restructure our home equity segment," said Will Miller, Chairman and CEO of Irwin Financial Corporation. "Nonetheless, we believe we are making progress in each of these segments. Our provision in the third quarter has created significant reserves for larger potential losses from future repurchase demands in the Discontinued Operations and loan losses in our consumer home equity portfolio.

"In response to the current environment, we have taken additional action in both of these troubled operations. We have increased our resources to address repurchase demands, loss mitigation, and recovery efforts. At home equity, we have further tightened our lending guidelines and reduced our production-based staffing," Miller concluded.

This quarter's results notwithstanding, the Corporation's capital is expected to remain strong at 12.5 to 13.0 percent. Liquidity remains good, with no reliance on warehouse funding sources.

The Corporation expects to release full third quarter results on or about October 31.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

Investors are cautioned that the Corporation has not yet closed its books and records for the third quarter. Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, including the memorandum of understanding entered into as of March 1, 2007 between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; the availability of resources to address legislative, regulatory or policy changes or to respond to regulatory actions; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment, including the possibility that repurchase demands by third parties could exceed our current estimates; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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